    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1997
                                            REGISTRATION NO. 333-_______________
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ______________________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ______________________

                            ARGYLE TELEVISION, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                 74-2717523
      (State or other jurisdiction of                 (I.R.S. Employer
      incorporation or organization)                  Identification Number)

      200 CONCORD PLAZA, SUITE 700                      DEAN H. BLYTHE
        SAN ANTONIO, TEXAS 78216                 VICE PRESIDENT, SECRETARY AND
             (210) 828-1700                             GENERAL COUNSEL
(Address, including zip code, and               200 CONCORD PLAZA, SUITE 700
telephone number, including area code,            SAN ANTONIO, TEXAS 78216
of Registrant's principal executive offices)             (210) 828-1700
                                               (Name, Address, including zip
                                                 code, and telephone number,
                                                including area code, of agent
                                                        for service)

                                  Copies to:

           GUY H. KERR, ESQ.                          RANDALL W. ISHMAEL
      LOCKE PURNELL RAIN HARRELL                       ATTORNEY AT LAW
     (A PROFESSIONAL CORPORATION)                    603 SOUTHWEST DRIVE
     2200 ROSS AVENUE, SUITE 2200                       P.O. BOX 4096
          DALLAS, TEXAS 75201                     JONESBORO, ARKANSAS 72403
           (214) 740-8000                              (501) 972-1400

                 --------------------------------------------

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------
                                                PROPOSED MAXIMUM
     TITLE OF EACH                             AGGREGATE OFFERING           PROPOSED         AMOUNT OF
CLASS OF SECURITIES TO BE     AMOUNT TO BE           PRICE             MAXIMUM AGGREGATE    REGISTRATION
      REGISTERED               REGISTERED             (1)              OFFERING PRICE (1)       FEE
---------------------------------------------------------------------------------------------------------
Series A Common Stock, par
value $.01 per share........    413,368            $24.1875              $9,998,338.50        $3029.80
---------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the reported high and low sales prices of the Common Stock of the registrant on the Nasdaq Stock Market National Market ("Nasdaq NM") on January 2, 1997 of $24.1875 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                            ARGYLE TELEVISION, INC.

                    413,368 Shares of Series A Common Stock

     This Prospectus relates to 413,368 shares (the "Shares") of Series A Common Stock, par value $.01 per share (the "Series A Common Stock"), of Argyle Television, Inc., a Delaware corporation (the "Company"), to be offered for the account of certain selling security holders (the "Selling Security Holders"). The Selling Security Holders acquired shares of Series A Common Stock and shares of Preferred Stock that are convertible into shares of Series A Common Stock in connection with a merger transaction consummated in June 1996, pursuant to which Sigma Broadcasting, Inc., an Arkansas corporation and the owner and operator of KHBS-TV and its S-2 satellite, KHOG-TV, in Fort Smith and Fayetteville, Arkansas, respectively, was merged into a subsidiary of the Company. See "Selling Security Holders." The Company has agreed to register the Shares offered hereunder and to pay the expenses of such registration. Such expenses, including legal and accounting fees, are estimated to be $50,000. All selling and other expenses incurred by the Selling Security Holders will be borne by the Selling Security Holders. The Company will not receive any proceeds from the sale of Common Stock offered hereby. See "Use of Proceeds."

     The Selling Security Holders may sell any Shares offered hereunder from time to time in one or more transactions (including block transactions) on the Nasdaq Stock Market or any other exchange on which the Series A Common Stock may be admitted for trading, or in the over-the-counter market. The Selling Security Holders may also sell shares in special offerings, exchange distributions or secondary distributions, in negotiated transactions or otherwise. The Selling Security Holders may effect such transactions by selling shares of Series A Common Stock directly, or to or through underwriters, dealers, brokers or agents, or any combination thereof. Any sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, specific information regarding the transaction will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

     The Company's Series A Common Stock is quoted on the Nasdaq National Market System ("Nasdaq NMS") under the symbol ARGL. On January 6, 1997, the closing sales price of the Series A Common Stock, as reported on the Nasdaq NMS, was $24.00 per share.

                 --------------------------------------------

     PROSPECTIVE PURCHASERS OF THE SERIES A COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" HEREIN.

                 --------------------------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------

                                January 7, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and/or information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at certain of the regional offices of the Commission. The addresses of the facilities are: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site (http://www.sec.gov) which contains reports, proxy and information statements and other information regarding registrants who file electronically with the Commission.

     The Company shall provide without charge to each person to whom this Prospectus is delivered, upon written or oral request by such person, a copy of any and all of the information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). These documents are available upon request directed to: Argyle Television, Inc., 200 Concord Plaza, Suite 700, San Antonio, Texas 78216, telephone number (210) 828-1700, Attention: Secretary.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information appearing elsewhere or incorporated by reference in this Prospectus.

THE COMPANY

     The Company was incorporated in Delaware in August 1994 to engage in the television broadcast and related businesses. The Company owns and operates six network-affiliated television stations in geographically diverse markets of the United States. The markets in which these stations operate range from the 38th to the 91st largest designated market areas ("DMAs") in the United States as measured by the number of television households. Five of the stations are network affiliates of the American Broadcasting Companies, Inc. ("ABC"), one station is a network affiliate of the National Broadcasting Company Incorporated ("NBC") and one station is a network affiliate of the Fox Broadcasting Company ("Fox"). The principal executive offices of the Company are located at 200 Concord Plaza, Suite 700, San Antonio, Texas 78216, telephone number (210) 828-1700.

RECENT DEVELOPMENTS

     The Company has previously announced that, in light of the rapid consolidation currently underway in the broadcast industry, the Company is exploring how to achieve the benefits of consolidation through a strategic alliance, possible sale of the Company or another alternative. While the Company is continuing to investigate such strategic alternatives, it is unable to predict what kind of alternative it may ultimately pursue, if any, or the effect that its consummation of such an alternative or its decision not to pursue any such alternative may have on the Company.

     On November 20, 1996, the Company entered into a definitive agreement (the "Exchange Agreement") with Gannett Co., Inc. ("Gannett") to exchange the Company's WZZM-TV, the ABC affiliate in Grand Rapids, Michigan, and WGRZ-TV, the NBC affiliate in Buffalo, New York, for Gannett's WLWT-TV ("WLWT"), the NBC affiliate in Cincinnati, Ohio, and KOCO-TV ("KOCO"), the ABC affiliate in Oklahoma City, Oklahoma. Gannett will also receive $20 million in additional consideration from the Company. The transaction is expected to close during the first quarter of 1997 and is subject to the satisfactory completion of a due diligence period, approval of the license transfers by the FCC and certain other conditions. There is no assurance that the exchange will be completed by the expected completion date, if at all.

THE OFFERING

Series A Common Stock Offered by the Selling
  Security Holders............................................ 413,368 shares
Series A Common Stock Outstanding at
  January 6, 1997........................................... 3,846,914 shares/1/
Nasdaq National Market Symbol........................................... ARGL

______________________

/1/ Additional shares of Series A Common Stock are also reserved for issuance upon (i) exercise of outstanding stock options; (ii) conversions of Preferred Stock; and (iii) conversions of Series B and Series C Common Stock. In order to sell the 185,714 shares of Series A Common Stock underlying the 6,500 shares of Series A Preferred Stock, the Selling Security Holders will have to exercise their right to convert such 6,500 shares of Series A Preferred Stock.

                                 RISK FACTORS

     Prior to making an investment decision, prospective investors should consider fully, together with the other information contained in or incorporated into this Prospectus, the following factors.

SUBSTANTIAL LEVERAGE; NET LOSSES

     As of September 30, 1996, the Company has outstanding total debt of $171.5 million (including $150 million of Senior Subordinated Notes, the "Notes")), total stockholders' equity of $130.9 million and up to an additional $28.5 million available under its senior secured credit agreement (the "Bank Credit Agreement") with The Chase Manhattan Bank, N.A. and other lenders named therein ("Chase Bank") for additional acquisitions, capital expenditures and working capital.

     The Company experienced net losses of $15.8 million for 1995 and $13.0 million for the first nine months of 1996. These losses include significant interest expense, amortization of program rights and intangibles and depreciation. The Company expects to experience net losses through 1997, principally as a result of interest expense, amortization of programming and intangibles and depreciation.

     The Company's current and future debt service obligations could have important consequences to the holders of the Series A Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds available for other purposes; (ii) the Company may be more vulnerable to adverse economic conditions than less leveraged competitors and, thus, may be limited in its ability to withstand competitive pressures; and, (iii) the Company's ability to obtain additional financing for future working capital or financing for acquisitions or other purposes may be limited.

DEPENDENCE ON ADVERTISING REVENUES; EFFECT OF ECONOMIC CONDITIONS

     The television industry is cyclical in nature, being affected by prevailing economic conditions. Since the Company relies on sales of advertising time at the Stations (as defined below) for substantially all of its revenues, the Company's operating results are sensitive to general economic conditions and regional conditions in each of the local markets in which the Stations operate.

RECENT ACQUISITION OF STATIONS; PENDING EXCHANGE OF STATIONS

     In January 1995, the Company completed the acquisition of its first three stations: WZZM-TV, the ABC affiliate in Grand Rapids, Michigan ("WZZM"); WNAC-TV, the Fox affiliate in Providence, Rhode Island ("WNAC"); and, WAPT-TV, the ABC affiliate in Jackson, Mississippi ("WAPT" and together with WZZM and WNAC, collectively referred to as the "Northstar Stations"). In June and December 1995, the Company acquired two additional stations: WGRZ-TV, the NBC affiliate in Buffalo, New York ("WGRZ" or the "Buffalo Station") and KITV-TV, the ABC affiliate in Honolulu, Hawaii, together with its satellite stations KMAU-TV in Wailuku, Hawaii, KHVO-TV in Hilo, Hawaii and TV translator K51BB in Lihue, Hawaii (such Hawaii stations referred to collectively as "KITV" or the "Hawaii Stations"). In June 1996, the Company completed the acquisition of KHBS-TV, the ABC affiliate in Fort Smith, Arkansas ("KHBS") and its satellite KHOG-TV, the ABC affiliate in Fayetteville, Arkansas ("KHOG" and together with KHBS, collectively referred to as the "Arkansas Stations")(the Northstar Stations, Buffalo Station, Hawaii Stations and Arkansas Stations together collectively referred to as the "Stations"). Thus, the Company has not owned or operated the Stations for a long period of time.

     On November 20, 1996, the Company entered into the Exchange Agreement with Gannett to exchange the Company's WZZM, the ABC affiliate in Grand Rapids, Michigan and WGRZ, the NBC affiliate in Buffalo, New York for Gannett's WLWT, the NBC affiliate in Cincinnati, Ohio, and KOCO, the ABC affiliate in Oklahoma City, Oklahoma. The exchange is expected to be completed during the first quarter of 1997. However, the completion of the exchange is subject to the conditions set out in the Exchange Agreement and approval by the FCC. There is no assurance that the exchange will be completed by the expected completion date, if at all. See "Recent Developments."

DEPENDENCE ON NETWORK AFFILIATIONS

     WZZM in Grand Rapids, Michigan, KITV in Honolulu, Hawaii, WAPT in Jackson, Mississippi and KHBS and KHOG in Fort Smith and Fayetteville, Arkansas, respectively, are each affiliated with ABC, while WGRZ in Buffalo, New York is affiliated with NBC and WNAC in Providence, Rhode Island is affiliated with Fox. The two stations that the Company will receive if the exchange described above is consummated, WLWT and KOCO, are NBC and ABC affiliates, respectively. The television viewership levels for each of the Stations are materially dependent upon programming provided by the network with which each Station is affiliated. There can be no assurance that such programming will achieve or maintain satisfactory viewership levels in the future. Although the Company expects to continue to be able to renew its affiliation agreements with these networks, no assurance can be given that such renewals will be obtained. The non-renewal or termination of one or more of the Stations' network affiliation agreements, without an agreement with another network, may have a material adverse effect on the Company's results of operations.

     In addition, both the Warner Brothers Network and UPN recently have begun new television networks. The Company is unable to predict the effect, if any, that such networks will have on the future results of the Company's operations.

COMPETITIVE NATURE OF AND RISK OF CHANGES IN THE TELEVISION INDUSTRY

     The ability of each of the Stations to generate advertising revenues is dependent, to a significant degree, upon its audience ratings which, in turn, are dependent on successful programming. The television industry is highly competitive and the Stations compete with other broadcast television stations as well as other media for viewers and advertising revenues. During the past decade, the entry of strong independent broadcast stations and programming alternatives such as cable television, home satellite delivery, home video and, more recently, direct broadcast satellite ("DBS") television and video signals delivered over telephone lines subjected traditional network-affiliated television broadcast stations to new types of competition and contributed to fractionalized television viewing audiences. Furthermore, some of the Company's competitors are subsidiaries of large national or regional companies that have greater resources than the Company.

     Further advances in technology may increase competition for household audiences and advertisers. Video compression techniques currently under development are expected to reduce the bandwidth required for television signal transmission. These compression techniques, as well as other technological developments, are applicable to all video delivery systems including over-the-air broadcasting and have the potential to provide vastly expanded programming to highly targeted audiences. Reduction in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized "niche" programming. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for advertising expenditures. In addition, competition in the television industry in the future may come from interactive video and data services that may provide two-way interaction with commercial video programming, along with information and data services that may be delivered by commercial television stations, cable television, DBS, multichannel multipoint distribution systems or other video delivery systems. The Company is unable to predict the effect that these or other technological changes will have on the broadcast television industry or the future results of the Company's operations.

     The Federal Communications Commission (the "FCC") has proposed the adoption of rules for implementing advanced (including high-definition television, or HDTV) television service ("ATV") in the United States. Implementation of ATV will improve the technical quality of television. Under certain circumstances, however, conversion to ATV operations may reduce a station's geographical coverage area. While implementation of ATV will impose additional costs on television stations providing the new service due to increased equipment costs, there is a potential for increased revenues. The Company cannot predict when the authorization of ATV might be given or the effect such authorization might have on the Company's business. The Company cannot predict how the combination of business, regulatory and technological change will affect the broadcast industry or the Company's results of operations.

REGULATORY MATTERS

     The broadcasting industry is subject to regulation by the FCC under the Communications Act of 1934, as amended (the "Communications Act"). Approval by the FCC is required for the issuance, renewal, transfer or assignment of television broadcast station operating licenses. In particular, the Company's business will be dependent upon its continuing ability to hold broadcasting licenses from the FCC which in the case of television broadcast licenses currently are issued generally for terms of five years, although, pursuant to the Telecommunications Act of 1996, the FCC is now authorized to issue licenses for terms of up to eight years. Although in the vast majority of cases such licenses are renewed by the FCC, there can be no assurance that any of the Stations' licenses will be renewed at their expiration dates. In addition, on November 7, 1996, the FCC released a Further Notice of Proposed Rulemaking seeking comment on a number of local television ownership issues, including (i) whether to extend the presumptive waiver of the one-to-a-market rule (which restricts the common ownership of television and radio stations in the same market) from the top 25 to the top 50 markets and (ii) whether to modify the television duopoly rule to allow common ownership of two television stations in DMAs as long as the stations do not have overlapping Grade A signal contours. In that same proceeding, the FCC also sought comment on whether to grandfather existing LMAs if such agreements are deemed attributable in a companion proceeding seeking comment on revisions to the FCC's attribution rules. The United States Congress and the FCC may adopt new laws, regulations and policies regarding a wide variety of other matters (including technological changes) that could affect, directly or indirectly, the operations and ownership of the Company's broadcast properties. There can be no assurance that any such changes would not materially adversely affect the Company. In addition, the Communications Act and FCC rules restrict alien ownership and voting of the capital stock of, and participation in the affairs of, the Company.

CONTROL BY MANAGEMENT STOCKHOLDERS

     The Company's Common Stock is divided into Series A Common Stock, Series B Common Stock and Series C Common Stock. Holders of the Series A Common Stock and the Series B Common Stock have identical voting rights, except that holders of the Series B Common Stock have the right as a class to elect a majority of the Company's Board of Directors and the holders of the Series A Common Stock have the right as a class to elect a minority of the Company's Board of Directors. Holders of the Company's Series C Common Stock have no voting rights, except as required by Delaware law. See "Description of Capital Stock."

     Bob Marbut, Blake Byrne, Ibra Morales and Harry T. Hawks (collectively, the "Management Stockholders") control 100% of the voting rights of the Series B Common Stock. As a result, the Management Stockholders will be able to elect at least a majority of the members of the Company's Board of Directors and, thus, will have the ability to maintain control over the operations and business of the Company.

     The voting rights of the Series A Common Stock in comparison to the voting rights of the Series B Common Stock may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, tender offer or other transaction involving an actual or potential change of control of the Company.

KEY PERSONNEL

     The Company believes that its success will continue to be dependent upon its ability to attract and retain skilled managers and other personnel, including its present officers. The loss of the services of any of its present officers may have a material adverse effect on the operations of the Company. The Company presently does not maintain any key man life insurance policies on any of its personnel. Each of the Management Stockholders is a party to an employment agreement which permits such persons to perform services for other businesses that may or may not be affiliated with the Company. None of such persons presently performs such services.

RESTRICTIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The indenture relating to the Notes (the "Indenture") restricts, among other things, the Company's ability to (i) incur additional indebtedness; (ii) pay dividends, make certain other restricted payments or consummate certain asset sales; (iii) enter into certain transactions with affiliates; (iv) incur indebtedness that is subordinate in priority and in right of payment to any senior debt and senior in right of payment to the Notes; (v) merge or consolidate with any other person; or, (vi) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, the Bank Credit Agreement contains certain other and more restrictive covenants, including a limitation on the aggregate size of future acquisitions undertaken without lender consent, a requirement that certain conditions be satisfied prior to consummation of future acquisitions and a limitation on the amount of capital expenditures permitted by the Company in future years without lender consent. The Bank Credit Agreement also requires the Company to maintain specific financial ratios and to satisfy certain financial condition tests. The Company's ability to meet these financial ratios and financial condition tests can be affected by events beyond its control, and there can be no assurance that the Company will meet those tests. The breach of any of these covenants could result in a default under the Bank Credit Agreement, the Indenture, or both. In the event of a default under the Bank Credit Agreement or the Indenture, the lenders could seek to declare all amounts outstanding under the Bank Credit Agreement and the Notes, together with accrued and unpaid interest, if any, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders under the Bank Credit Agreement could proceed against the collateral granted to them to secure that indebtedness.

POTENTIAL ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation contains, among other things, provisions establishing a classified board of directors (with directors serving for staggered terms) and authorizing the issuance of "blank check" preferred stock. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay, deter or prevent a merger, consolidation, tender offer, or other business combination or change of control involving the Company that some or a majority of the Company's stockholders might consider to be in their best interests, including offers or attempted takeovers that might otherwise result in such stockholders receiving a premium over the market price for the Series A Common Stock.

     In the event of a Change of Control (as defined in the Indenture for the Notes), the Company will be required, subject to certain conditions, to offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. In addition, upon such a Change of Control, the Company will be obligated to prepay all amounts owing under the Bank Credit Agreement and the commitments thereunder will be reduced to zero. The requirement that the Company offer to repurchase the Notes and the obligation to prepay the amounts owing under the Bank Credit Agreement and the reduction of the commitments thereunder to zero in the event of a Change of Control may have the effect of deterring a third party from acquiring the Company in a transaction that would constitute a Change of Control.

CONSIDERATION OF STRATEGIC ALTERNATIVES

     The Company has previously announced that, in light of the rapid consolidation currently underway in the broadcast industry, the Company is exploring how to achieve the benefits of consolidation through a strategic alliance, possible sale of the Company or another alternative. While the Company is continuing to investigate such strategic alternatives, it is unable to predict what kind of alternative it may ultimately pursue, if any, or the effect that its consummation of such an alternative or its decision not to pursue any such alternative may have on the Company.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION OF VOTING RIGHTS

     As of January 6, 1997, the Company has outstanding 3,846,941 shares of Series A Common Stock, 200,000 shares of Series B Common Stock and 7,300,000 shares of Series C Common Stock, all of which shares of Series B Common Stock and Series C Common Stock are convertible into shares of Series A Common Stock on a share for share basis. Of these shares, 3,619,260 shares of Series A Common Stock are tradeable without restriction unless they are purchased by affiliates of the Company; and the other outstanding 7,727,654 shares of Common Stock are "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). These "restricted securities" may be sold only if they are registered under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder.

     In addition, in connection with the acquisition of the Arkansas Stations, the Company issued 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock to the Selling Security Holders. The Series A Preferred Stock currently is convertible into 312,514 shares of Series A Common Stock, 185,714 shares of which are included in the Shares offered by the Selling Security Holders hereby. The Series B Preferred Stock is not convertible into Series A Common Stock until July 2001, and then only if the Company has not redeemed such shares of Series B Preferred Stock by that date. All of the shares of Series A Common Stock underlying the Preferred Stock other than those included in the Shares offered hereby will be restricted securities.

     No prediction can be made as to the effect, if any, that market sales of the restricted shares or the availability of such shares for future sale will have on the market price of shares of Series A Common Stock prevailing from time to time. Up to an additional 1,547,306 shares of Series C Common Stock are reserved for issuance under the Company's stock option plan. To the extent shares of Series C Common Stock are converted into Series A Common Stock, the voting rights of the Series A Common Stock offered hereby will be diluted. Future sales of substantial amounts of Series A Common Stock by existing stockholders could adversely affect the prevailing market price of the Series A Common Stock and the Company's ability to raise additional capital.

DIVIDEND RESTRICTIONS

     The terms of the Company's Bank Credit Agreement and the Indenture restrict the Company from paying dividends on its Common Stock. The Company does not expect to pay dividends on its Common Stock in the foreseeable future.


                              RECENT DEVELOPMENTS

     The Company has previously announced that, in light of the rapid consolidation currently underway in the broadcast industry, the Company is exploring how to achieve the benefits of consolidation through a strategic alliance, possible sale of the Company or another alternative. While the Company is continuing to investigate such strategic alternatives, it is unable to predict what kind of alternative it may ultimately pursue, if any, or the effect that its consummation of such an alternative or its decision not to pursue any such alternative may have on the Company.

     On November 20, 1996, the Company entered into a definitive agreement with Gannett Co., Inc. ("Gannett") to exchange Argyle's WZZM-TV, the ABC affiliate in Grand Rapids, Michigan, and WGRZ-TV, the NBC affiliate in Buffalo, New York, for Gannett's WLWT, the NBC affiliate in Cincinnati, Ohio, and KOCO, the ABC affiliate in Oklahoma City, Oklahoma. Gannett will also receive $20 million in additional consideration from the Company. The transaction is expected to close during the first quarter of 1997 and is subject to the satisfactory completion of a due diligence period, approval of the license transfers by the FCC and certain other conditions.

     The markets, Designated Market Area ("DMA") size (in terms of television households), network affiliations and other information for the stations involved in this transaction are as follows:

TO THE COMPANY FROM GANNETT

Call Letters         Market        DMA Size  Channel  Network
--------------  -----------------  --------  -------  -------
WLWT             Cincinnati, OH       29        5       NBC
KOCO            Oklahoma City, OK     43        5       ABC

TO GANNETT FROM THE COMPANY

Call Letters         Market        DMA Size  Channel  Network
--------------  -----------------  --------  -------  -------
WZZM            Grand Rapids, MI      38       13       ABC
WGRZ               Buffalo, NY        39        2       NBC

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SHARES

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), both classes being issuable in series.

COMMON STOCK

     Of the Company's 50,000,000 shares of authorized Common Stock, 35,000,000 shares are designated as Series A Common Stock, 200,000 shares are designated as Series B Common Stock and 14,800,000 shares are designated as Series C Common Stock. Shares of Common Stock are not redeemable or subject to further calls or assessments, except as described under "-Foreign Ownership." To the extent that the holder thereof is entitled to vote as described below, each holder of Common Stock is entitled to one vote per share of Common Stock which that person holds. Holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Company's Board of Directors out of funds legally available therefor and are entitled to share ratably in the net assets available for distribution to such holders upon liquidation, dissolution and winding up of the Company.

     Except as otherwise described below, the issued and outstanding shares of Series A Common Stock and Series B Common Stock will vote together as a single class on all matters submitted to a vote of stockholders, with each issued and outstanding share of Series A Common Stock and Series B Common Stock entitling the holder thereof to one vote on all such matters. Except as required by Delaware law, the Series C Common Stock has no voting rights. With respect to any election of directors, (i) the holders of the shares of Series B Common Stock are entitled to vote separately as a class in order to elect a majority of the Company's Board of Directors (the "Series B Directors") and (ii) the holders of the shares of Series A Common Stock are entitled to vote separately as a class in order to elect the balance of the Company's Board of Directors (the "Series A Directors"). Only the holders of the Series A Common Stock voting as a class may remove any Series A Director, and any Series A Director so removed may be replaced only by the holders of the Series A Common Stock voting separately as a class. Similarly, only the holders of the Series B Common Stock voting as a class may remove any Series B Director, and any Series B Director so removed may be replaced only by the holders of the Series B Common Stock voting separately as a class. If no shares of Series A Common Stock are issued and outstanding at any given time, then the holders of shares of Series B Common Stock will elect all of the Company's directors. Conversely, if no shares of Series B Common Stock are issued and outstanding, then the holders of shares of Series A Common Stock will elect all of the Company's directors, subject to obtaining the FCC's prior consent.

     The holders of each share of Series B and Series C Common Stock may convert such share into one fully paid and nonassessable share of Series A Common Stock subject to the terms and conditions set forth in the Company's Certificate of Incorporation. Additional authorized shares of Series A Common Stock may be issued at any time and additional shares of Series C Common Stock may be issued upon the exercise of options therefor.

     Series B Common Stock, all of the outstanding shares of which are held by Argyle Television Partners, L.P., may not be transferred to any person other than one or more of the Management Stockholders, Robert J. Owen or any entity controlled by one or more of the Management Stockholders or Robert J. Owen. Series B Common Stock, however, may be converted at any time into Series A Common Stock and freely transferred, subject to the terms and conditions set forth in the Certificate of Incorporation.

PREFERRED STOCK

     Of the 1,000,000 shares of the Preferred Stock that the Company is authorized to issue under the Company's Certificate of Incorporation, 21,876 are issued and outstanding, as described below. The Certificate of Incorporation authorizes the Board of Directors to issue, without any further action by the Company's stockholders, the Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Although the ability of the Board of Directors to designate and issue shares of the Preferred Stock provides desirable flexibility, including the ability to engage in future public offerings to raise additional capital, the issuance of shares of the Preferred Stock may have adverse effects on the holders of Common Stock, including restrictions on dividends on the Common Stock if dividends on shares of the Preferred Stock have not been paid; dilution of voting power of the Common Stock to the extent the shares of the Preferred Stock have voting rights; or, deferral of participation in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of shares of the Preferred Stock. In addition, issuance of shares of the Preferred Stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock and accordingly may be used as an "anti-takeover" device.

     In connection with the Company's acquisition of the Arkansas Stations, the Board of Directors established two new series of Preferred Stock by designating 12,500 shares as Series A Preferred Stock and 12,500 shares as Series B Preferred Stock. The Company then issued 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock to the Selling Security Holders. Both such series of Preferred Stock pay cash dividends at 6.5% annually. The Series A Preferred Stock is convertible into shares of Series A Common Stock at a conversion price of $35 per share of Series A Common Stock (the "Conversion Price"), if the conversion takes place on or before December 31, 2000. The Conversion Price will increase by ten percent each year after December 31, 2000. In the event that the holders of the Series A Preferred Stock do not convert such shares into shares of Series A Common Stock by June 11, 2001, the Company may redeem such shares of Series A Preferred Stock at their stated value. The Series B Preferred Stock is redeemable by the Company at its stated value at any time after June 11, 2001. In the event that the shares of Series B Preferred Stock are not redeemed by July 11, 2001, then the holders of the Series B Preferred Stock may convert such shares into shares of Series A Common Stock at a conversion price equal to the then fair market price of the Series A Common Stock.

FOREIGN OWNERSHIP

     Under the Company's Certificate of Incorporation and to comply with FCC rules and regulations, the Company is not permitted to issue or transfer on its books any of its capital stock to or for the account of any alien if, after giving affect to such issuance or transfer, the capital stock held by or for the account of any alien or aliens would exceed, individually or in the aggregate, 25% of the Company's capital stock at any time outstanding. Pursuant to the Certificate of Incorporation, the Company will have the right to repurchase shares owned by aliens at their fair market value to the extent necessary, in the judgment of the Company's Board of Directors, to comply with the alien ownership restrictions of the FCC. Any issuance or transfer of capital stock in violation of such prohibition will be void and of no force and effect. The Certificate of Incorporation also provides that no alien or aliens shall be entitled to vote, direct or control the vote of more than 25% of the total voting power of all the shares of capital stock of the Company outstanding and entitled to vote at any time and from time to time. In addition, the Certificate of Incorporation provides that no alien shall be qualified to act as an officer of the Company and no more than 25% of the total number of directors of the Company at any time may be aliens, although the related prohibitions have been eliminated from the Communications Act of 1934, as amended. The Certificate of Incorporation further gives the Board of Directors of the Company all power necessary to administer the above provisions.

CERTAIN ANTI-TAKEOVER MATTERS

     The Company's Certificate of Incorporation provides for a classified board of directors with directors serving for staggered terms and authorizes the issuance of "blank check" preferred stock. In addition, the Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines a "business combination" to include certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder." In addition, Section 203 defines an "interested stockholder" to include any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such an entity or person.

LIMITATIONS ON DIRECTOR LIABILITY

     The Company's Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of Delaware, a director or former director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

REGISTRATION RIGHTS

     After distribution of the Company's Common Stock held by Argyle Television Investors, L.P. ("ATI") certain limited partners of ATI will have piggyback registration rights in connection with certain future public offerings of equity securities by the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Series A Common Stock is Harris Trust and Savings Bank.

LISTING

     The Series A Common Stock is quoted on the Nasdaq National Market under the trading symbol "ARGL."

                           SELLING SECURITY HOLDERS

     The following table sets forth certain information as of January 6, 1997 with respect to the Series A Common Stock beneficially owned by the Selling Security Holders.



                               Number of                   Before           After
                                 Shares      Number       Offering         Offering
Name and Address of           Beneficially  of Shares  Percentage of    Percentage of
Selling Security                Owned/1/     Offered    Common Stock   Common Stock/2/
Holders                       ------------  ---------  --------------  ----------------
----------------------------
Robin Hernreich                    378,129    289,358           9.83%             2.08%
711-B Garrison Avenue
Fort Smith, Arkansas 72901

Cynthia Hernreich-Beller           162,039    124,010           4.21%             0.89%
711-B Garrison Avenue
Fort Smith, Arkansas 72901
                                   -------    -------
TOTAL:                             540,168    413,368
                                   =======    =======

/1/Includes shares to be issued upon the conversion of Series A Preferred Stock, assuming the conversion of all 10,938 shares of Series A Preferred Stock at the Conversion Price of $35.00.

/2/Assumes the sale by Selling Security Holders of all shares offered hereby.


TRANSACTIONS WITH THE SELLING SECURITY HOLDERS

     On June 11, 1996, the Company issued 227,654 shares of its Series A Common Stock, 10,938 shares of Series A Preferred Stock and 10,938 shares of Series B Preferred Stock to the Selling Security Holders pursuant to the Agreement and Plan of Reorganization dated March 15, 1996, among the Company, KHBS Argyle Television, Inc., Sigma Broadcasting, Inc. and the Selling Security Holders. Pursuant to a Registration Rights Agreement dated June 11, 1996, the Company granted certain registration rights to the Selling Security Holders with respect to the Shares offered hereby. On October 29, 1996, the Selling Security Holders requested the registration of 227,654 shares of Series A Common Stock that they held directly as well as the 185,714 shares of Series A Common Stock underlying 6,500 shares of Series A Preferred Stock held by the Selling Security Holders. In order to sell the 185,714 shares of Series A Common Stock underlying the 6,500 shares of Series A Preferred Stock, the Selling Security Holders will have to exercise their right to convert such 6,500 shares of Series A Preferred Stock.

                             PLAN OF DISTRIBUTION

     The Selling Security Holders may sell any of the Shares offered hereunder from time to time in one or more transactions (including block transactions) on the Nasdaq National Market System or any other exchange on which the Series A Common Stock may be admitted for trading, or in the over-the-counter market, in each case pursuant to and in accordance with any applicable rules of such market or exchange. The Selling Security Holders may also sell Shares in special offerings, exchange distributions or secondary distributions, in each case pursuant to and in accordance with any applicable rules of any market or exchange, in negotiated transactions, including through the writing of options on

Shares (whether such options are listed on an options exchange or otherwise), or otherwise. The Selling Security Holders may effect such transactions by selling Shares directly, or to or through underwriters, dealers, brokers or agents, or any combination thereof. Any such underwriters, dealers, brokers or agents may sell such Shares to purchasers in one or more transactions (including block transactions) on the Nasdaq National Market System or otherwise. Any sales may be made at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Without limiting the foregoing, brokers may act as dealers by purchasing any and all of the Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such Shares pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. A member firm of a securities exchange may be engaged to act as the Selling Security Holders' agent in the sale of Shares by the Selling Security Holders. Any underwriters, brokers, dealers and agents will receive commissions, discounts or fees from the Selling Security Holders in amounts to be negotiated prior to the sale. To the extent required, specific information regarding the transaction will be set forth in a Prospectus Supplement.

     The Selling Security Holders and any underwriters, brokers, dealers, agents or others that participate with the Selling Security Holders in the distribution of the Shares may be deemed to be "underwriters" within the meaning thereof under the Securities Act of 1933, as amended and any commissions, discounts or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act of 1993, as amended. Agents may be entitled under agreements entered into with the Selling Security Holders to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby by either of the Selling Security Holders. See "Plan of Distribution".

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company hereby incorporates the following documents into this Prospectus by reference:

     1. Reports of Independent Public Accountants and audited financial statements for The Hawaii Stations and WGRZ on pages F-36 through F-63 of Amendment No. 2 to the Company's Form S-1 Registration Statement dated October 17, 1995.
     2. Form 10-Q/A Amendment No. 1 to the Company's Quarterly Report for the quarter ended September 30, 1995.
     3. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.
     4. The Company's Proxy Statement dated March 27, 1996 in connection with the Annual Meeting of Stockholders of the Company held on April 30, 1996.
     5. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
     6.   The Company's Current Report on Form 8-K dated June 11, 1996.
     7. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.
     8. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.
     9.   The Company's Current Report on Form 8-K dated November 20,
          1996.
     10.  The Company's Current Report on Form 8-K dated January 3, 1997.
     11. The description of Series A Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on October 17, 1995, as amended.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus.

                                 LEGAL MATTERS

     The validity of the Series A Common Stock offered hereby will be passed upon for the Company by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company and the combined financial statements of Northstar Television of Grand Rapids, Inc., Northstar Television of Jackson, Inc., and Northstar Television of Providence, Inc. appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule of the Company and such combined financial statements of Northstar Television of Grand Rapids, Inc., Northstar Television of Jackson, Inc., and Northstar Television of Providence, Inc. are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Sigma Broadcasting, Inc. for the year ended December 31, 1995 appearing in the Company's Form 8-K, dated January 3, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of WGRZ and The Hawaii Stations as of December 31, 1994 and 1993 appearing in Amendment No. 2 to the Company's Form S-1 Registration Statement dated October 17, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses of the offering are estimated (except as indicated) as to be as follows:

     Securities and Exchange Commission Registration Fee (actual)    $ 3,030
     Legal Fees and Expenses.......................................    6,000
     Accounting Fees and Expenses..................................    6,000
     Other.........................................................    5,000
                                                                     -------
     Total.........................................................  $20,030
                                                                     =======

All of the above expenses will be borne by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

     Article Eleven of the Company's Certificate of Incorporation provides that no director or former director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

     Article Ten of the Company's Certificate of Incorporation provides that the Company shall indemnify any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

ITEM 16.    EXHIBITS.



Exhibit No.                                Description
-------------  -------------------------------------------------------------------
4.1            Specimen Common Stock Certificate (incorporated herein by
               reference to Exhibit 4.1 to Registrant's Registration Statement on
               Form S-1 dated October 23, 1995).
4.2/*/         Registration Rights Agreement dated as of June 11, 1996, by and between the Registrant and Selling Security Holders.
5.1/*/         Opinion of Locke Purnell Rain Harrell (A Professional
               Corporation).
23.1/*/        Consent of Counsel (Included in Exhibit 5.1).
23.2/*/        Consents of Independent Auditors.
23.3/*/        Consent of Independent Public Accountants.
24.1/*/        Power of Attorney (Included on the Signature Page of this
               Registration Statement).
_______________
/*/  Filed herewith

ITEM 17.  UNDERTAKINGS.


(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement
                 (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on January 7, 1997.

                                      ARGYLE TELEVISION, INC.

                                      BY:  /s/ Dean H. Blythe
                                           -------------------------------------
                                           Dean H. Blythe
                                           Vice President, Secretary and General
                                           Counsel

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Bob Marbut, Harry T. Hawks and Dean H. Blythe, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                            Title                        Date
        ---------                            -----                        ----
/s/ Bob Marbut              Chief Executive Officer and              January 7, 1997
--------------------------  Chairman of the Board of Director
    Bob Marbut              (Principal Executive Officer)

/s/ Blake Byrne             President, Chief Operating Officer and   January 7, 1997
--------------------------  Director
    Blake Byrne

/s/ Ibra Morales            Executive Vice President, Chief          January 7, 1997
--------------------------  Revenue Officer and Director
    Ibra Morales

/s/ Harry T. Hawks          Chief Financial Officer, Assistant       January 7, 1997
--------------------------  Secretary and Treasurer (Principal
    Harry T. Hawks          Financial Officer)

/s/ Teresa Lopez            Controller and Assistant Secretary       January 7, 1997
--------------------------  (Principal Accounting Officer)
    Teresa Lopez

/s/ Caroline L. Williams    Director                                 January 7, 1997
--------------------------
    Caroline L. Williams

/s/ David Pulver            Director                                 January 7, 1997
--------------------------
    David Pulver

                               INDEX TO EXHIBITS

Exhibit No.                               Exhibit                               Page
-----------  -----------------------------------------------------------------  ----
4.1          Specimen Common Stock Certificate (incorporated herein by
             reference to Exhibit 4.1 to Registration Statement on Form S-1
             dated October 23, 1995).
4.2  /*/     Registration Rights Agreement dated as of June 11, 1996, by and between the Registrant and the Selling Security Holders.
5.1  /*/     Opinion of Locke Purnell Rain Harrell (A Professional
             Corporation).
23.1 /*/     Consent of Counsel (Included in Exhibit 5.1).
23.2 /*/     Consents of Independent Auditors.
23.3 /*/     Consent of Independent Public Accountants.
24.1 /*/     Power of Attorney (Included on the Signature Page of the
             Registration Statement).

             ______________________
             /*/Filed herewith